Exhibit 19.1
HUMACYTE, INC. INSIDER
TRADING POLICY

I.PURPOSE
Humacyte, Inc. (“Humacyte” or the “Company”) has adopted the following policies and procedures with respect to trading in Humacyte securities by members of Company’s board of directors, officers and employees. These policies and procedures are designed to help you comply with insider trading laws, handle confidential information properly and avoid potentially embarrassing public disclosures and the appearance of impropriety. You are receiving this policy because you are a Humacyte officer, director or employee, or an external contractor or consultant who has or may have access to material nonpublic information, and are subject to this policy.
All directors, officers and employees, and external contractors and consultants who have access to material nonpublic information, are responsible for reading these policies and procedures and complying with them. Further, even after you are no longer employed by or affiliated with Humacyte, you must maintain the confidentiality of any confidential or proprietary information obtained during your employment or affiliation with Humacyte.
Penalties for violating these policies and procedures may involve any appropriate remedy, including termination of employment. In addition, the Securities and Exchange Commission (SEC) and criminal prosecutors vigorously enforce insider trading laws. Violation of insider trading laws could result in civil and criminal penalties under applicable federal securities laws.
If you have any questions about the application of these policies and procedures, or if you would like to make a request for an exception, please contact the Chief Financial Officer (“CFO”). Although the CFO generally is responsible for the implementation of these policies and procedures, the board of directors may designate employees to carry out any of the duties described below.

II.PERSONS COVERED
This policy applies to all (i) directors, officers, employees (permanent or temporary, salaried or hourly) and (ii) external contractors and consultants who have access to material nonpublic information, of Humacyte and its subsidiaries, both inside and outside the United States (collectively, “covered persons”). This policy also applies to all immediate family members of covered persons, any other members of the covered person’s family, and other household members (other than tenants and household employees) of covered persons (collectively, “family members”). This policy further applies to all corporations, limited liability companies, partnerships, trusts or other entities controlled by covered persons or family members.

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III.COVERED TRANSACTIONS
This policy applies to all transactions in all Humacyte securities, which may include common stock, preferred stock, debt securities, warrants or options to acquire common stock, derivative securities, units or any other type of securities that the Company may issue. This policy also applies to securities of other companies about which you learn material nonpublic information during the course of your relationship with Humacyte.

IV.POLICY AGAINST INSIDER TRADING

A.General Prohibition Against Insider Trading
Federal and state laws prohibit “insider trading,” the purchase or sale of securities, in breach of a fiduciary duty or other relationship of trust and confidence, on the basis of material nonpublic information about the security. Any covered person, or any other person designated by this policy, who has material nonpublic information relating to Humacyte may not, until the information becomes public or is no longer material:
•engage in transactions in Humacyte securities, directly or indirectly, except as specifically noted herein;
•recommend the purchase or sale of any Humacyte securities;
•engage in any other action to take personal advantage of that information, including but not limited to, passing on or “tipping” that information to someone who uses it for personal gain, regardless of the quantity of securities traded;
•disclose material nonpublic information to persons within Humacyte whose jobs do not require them to have that information, or outside of Humacyte to other persons, including, but not limited to family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in express accordance with Humacyte’s policies regarding the protection or authorized external disclosure of information concerning the Company; or
•assist anyone engaged in the above activities.
Tipping arises when a covered person discloses material nonpublic information about Humacyte or another publicly-traded entity to another person or recommends another person to trade in the securities of a company while in possession of material nonpublic information about that company, and that person either (i) trades in a security of the company in respect of which you provided information or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is illegal even if you do not personally make a trade or otherwise benefit from disclosing the information.
In addition, any covered person who learns of material nonpublic information about another entity, including an entity with whom Humacyte does business, may not trade in that entity’s securities until the information becomes public.

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Although you may believe it is necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) to engage in a transaction involving Humacyte’s securities, there are no exceptions to this policy’s prohibition against insider trading. Even the appearance of impropriety must be avoided to preserve Humacyte’s reputation for adhering to the highest standards of conduct.
To ensure compliance with this policy, all covered persons must protect the confidentiality of material nonpublic information, by, for example, avoiding casual conversations about such information in public areas and storing files containing material nonpublic information in secure locations. This policy also covers communications and postings made through the Internet. You must not post any nonpublic or confidential information on the Internet, including through chatrooms, discussion groups, or social media platforms. This includes anonymous posts or discussion on the Internet. For more information, please see the Company’s social media policy.
Because insider trading law is complex, you should contact the CFO if you have any questions about whether information in your possession is material or nonpublic or if a proposed transaction or communication would violate the insider trading laws. You must also report any unauthorized disclosure of material nonpublic information, whether inadvertent or otherwise, immediately to the CFO.

B.What Information is “Material”?
For the purposes of these policies and procedures, information is “material” if a reasonable investor would consider that information important in making a decision to trade securities. It is also information that, if disclosed, is reasonably likely to affect the market price of Humacyte’s securities. Both positive and negative information can be material. Further, courts and the SEC have declined to identify all information that could be deemed to be material.
Some examples of material information include:
•quarterly or annual earnings information and guidance, including estimates or revisions;
•discussions, proposals or agreements for a significant merger, acquisition or divestiture;
•threatened litigation or administrative actions, or material developments in such matters;
•significant new or prospective contracts, licensing or collaboration agreements;
•significant developments or announcements involving the U.S. Food and Drug Administration and any Humacyte products, regulatory applications, or clinical trials;

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•significant changes in marketing, pricing strategies or market share;
•significant research and development initiatives, clinical studies, clinical data or new product prospects;
•changes in business strategies;
•changes in key members of management;
•a significant cybersecurity breach or incident;
•changes in debt ratings; and
•stock splits or changes in dividend policies.
The foregoing list does not include all of the information that could be deemed to be material.

C.What Information is “Nonpublic”?
Information is “nonpublic” if it has not been widely disseminated to the public, such as through a press release carried over a major news service, a public filing with the SEC or materials sent to stockholders (e.g., a proxy statement or widely disseminated prospectus).
Information is also nonpublic if it has been widely disseminated to the public, but sufficient time has not elapsed to permit the investment community to absorb and evaluate the information. In general, one full business day after public release is deemed sufficient for investor absorption and evaluation.

The distribution of information through narrower channels may be insufficient to make it public. For example, merely posting information on a website may not satisfy the “widely disseminated” standard to make such information public. Also, the fact that nonpublic information is reflected in rumors in the marketplace does not mean that the information has been publicly disseminated. It is important to note that even after information becomes public, many aspects relating to a matter may remain nonpublic.

V.RULES FOR SPECIFIC TRANSACTIONS
In addition to the general prohibition on insider trading described above, certain specific transaction types and related activities are prohibited by this policy.

A.Participation in Expert Networks or Similar Consulting Arrangements
You are not permitted to provide information or services about or relating to Humacyte to “expert network firms” or similar consulting firms. Expert network firms may seek to engage you as a consultant due to your knowledge of Humacyte, or your knowledge of our industry overall. Your provision of such consulting services creates the risk that you may use or disclose, deliberately or inadvertently, Humacyte’s confidential information or engage, or

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assist another party in engaging, in activities that are detrimental to or competitive with the Company. Such activity may also violate federal securities laws. Accordingly, participation in such organizations is strictly prohibited.

B.Derivatives Transactions
You may not engage in derivative transactions involving Humacyte’s securities.
Derivative transactions are speculative transactions that permit a person to leverage his or her investment using a relatively small amount of money. Transactions in options (other than stock options issued by Humacyte) may create the appearance that a covered person is trading based on material nonpublic information and may focus a covered person’s attention on Humacyte’s short-term performance. Examples of derivative transactions include, but are not limited to, purchases and sales of put and call options.

C.Hedging, Pledging and Lending
You are prohibited from hedging and lending Humacyte securities in any transaction, including by entering into any short sales, swaps, options, puts, calls, forward contracts or any other similar derivatives transaction. Unless authorized in advance by the Board of Directors of Humacyte, you are prohibited from pledging Humacyte securities in any transaction.

D.Short Sales
You may not engage in short selling of Humacyte securities. Selling short includes transactions in which you borrow securities from a broker, sell them, and eventually buy securities on the market to cover the number of securities borrowed from the broker. Profit is made if the price of the securities decreases during the period of borrowing. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

E.Margin Accounts
You may not engage in purchasing Humacyte securities on margin. Purchasing Humacyte securities on margin involves the use of borrowed money from a brokerage firm to purchase the securities. Holding Humacyte securities in a margin account means that the securities can be sold to pay a loan to the brokerage firm. Covered persons are prohibited from holding Humacyte securities in a margin account because a margin sale might occur at a time when the covered person is aware of material nonpublic information.

F.Post-Termination Transactions
You may not engage in trading in Humacyte securities while in the possession of material nonpublic information after your relationship with the Company has ended. This policy continues to apply to transactions in Humacyte securities even after termination of service to Humacyte. If an individual is in possession of material non-public information when

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his or her service terminates, that individual may not trade in Humacyte securities until that information has become public or is no longer material.

VI.WHEN TRADING IS GENERALLY PERMITTED
To help directors, officers and employees conduct trades in Humacyte securities in compliance with the general prohibition described above, Humacyte has established mechanisms for effecting trades in the company’s securities in compliance with these policies and procedures. If you are not certain whether a proposed transaction complies with the mechanisms described below, you should contact the CFO.

A.Window Periods
The Company requires that covered persons limit their trading in Company securities to prescribed “Window Periods.” The periods between Window Periods are considered “Blackout Periods”. Covered persons may not engage in trades in Company securities during Blackout Periods. The requirement to make trades during a Window Period does not apply to transactions described below under the headings “Rule 10b5-1 Plan Trading,” “Option Exercises,” “Estate Planning and Gifts,” “Employee Stock Purchase Plans” and “Tax Obligations.”

Under this policy, a Window Period begins at market opening on the second business day after the Company has issued its usual press release announcing quarterly results and ends two weeks prior to the end of the applicable fiscal quarter. The Company retains the discretion to close a Window Period in the event of any major corporate development that has not been announced to the public. The closing or opening of any Window Period will be announced by email and by posting on Humacyte’s intranet. If you think you have any material nonpublic information during the Window Period, however, you must consult the CFO before trading Humacyte securities.

Humacyte also strongly encourages employees, family members and close associates of any officer, employee or member of the board of directors to confine their trading in Humacyte securities to a Window Period. While there is no violation of insider trading rules if it can be shown that a family member or other person associated with a director, officer or employee acted independently when trading and without knowledge of material nonpublic information, a strong presumption may arise that material nonpublic information has been shared with such person by the officer, employee or member of the board of directors.

B.Special Blackout Periods
The Company may impose special periods during which certain covered persons will be prohibited from trading or otherwise effecting transactions in Humacyte securities (“special blackout periods”) even though the Window Period would otherwise be open. This would be the case, for example, for Company employees working on a material merger or acquisition transaction, or another event that could involve material nonpublic information. If a special blackout period is imposed, the Company will notify affected individuals by sending them a

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notice. The Company will also notify affected individuals at the end of such special blackout period.

Please note that special blackout periods may apply to all individuals working on material transactions or other matters that could involve material nonpublic information, even if those individuals only have a limited role in the transaction. A special blackout period for these matters is not necessarily limited to individuals who are on any particular team or function. The determination of whether a project or transaction is material will be made by the CFO in consultation with the Disclosure Committee.

C.Rule 10b5-1 Plan Trading
To avoid liability for insider trading, officers and members of the board of directors may wish to rely upon the affirmative defenses established by Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”). Rule 10b5-1 is available to an individual or entity who purchases or sells a security under a binding contract, specific instruction or written plan that the person or entity put into place before becoming aware of material nonpublic information (such a written plan, a “Rule 10b5-1 plan”). If the trading plan meets all of the requirements of Rule 10b5-1, Humacte securities may be purchased and sold under such plan without regard to certain insider trading considerations, and such trades would not be restricted to the window periods under this policy.

The Company strongly encourages any of the following covered persons who wish to trade in Humacyte securities to limit such trading activity to Rule 10b5-1 plans adopted in accordance with this policy: (i) members of the board of directors, (ii) officers appointed by the board of directors and (iii) members of the Humacyte leadership team (HLT). In addition, other covered persons who wish to trade in Humacyte securities may be encouraged to limit their trading activity to Rule 10b5-1 plans adopted in accordance with this policy, based on the determination of the CFO.

A covered person who enters into a Rule 10b5-1 plan is strongly discouraged from trading in any securities of the Company outside of the Rule 10b5-1 plan.

To create a Rule 10b5-1 plan, you must enter into a written plan for trading securities that must:
•specify the amount, price and date of the transaction(s);
•include a written formula, algorithm or computer program for determining the amount, price and date of the transaction(s); or
•not permit the person for whom shares are being purchased or sold to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that the person effecting the trades is not aware of any material nonpublic information at the time of the trades.

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In order to rely on the defense, a person must adopt a Rule 10b5-1 plan that meets all of the rule’s requirements. These include a requirement that the plan include a representation certifying that the person adopting the plan is doing so in good faith, at a time when he or she is not in possession of material nonpublic information and not as part of a plan to evade the insider trading prohibitions. Additionally, a director or officer adopting a new Rule 10b5-1 plan may not have any other outstanding Rule 10b5-1 plan, and may not subsequently enter into any additional Rule 10b5-1 plan, subject to certain exceptions. Frequent amendment of, or deviation from, a trading plan may make it difficult for an insider to demonstrate that he or she has satisfied the rule’s “good faith” requirement.

A Rule 10b5-1 plan must provide for a “cooling off” period before purchases and sales can occur under the plan. For a director or officer, no purchases or sales under the Rule 10b5-1 plan can occur until the later of (i) 90 days after the adoption of the Rule 10b5-1 plan and (ii) two business days following disclosure of the Company’s results in a Form 10-Q or Form 10-K for a completed fiscal quarter in which the plan was adopted; provided, however, that in no event will the required cooling off period be longer than 120 days after adoption of the Rule 10b5-1 plan. No purchases or sales under a Rule 10b5-1 plan for a person other than a director or officer may be made until 30 days after adoption of the plan.

Any modification to the amount, pricing, or timing of purchases or sales of securities under a Rule 10b5-1 plan will constitute the termination of the plan and adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1, including a new cooling off period before trading can begin again.

Stock brokerage firms may assist directors, officers and employees in establishing Rule 10b5-1 plans. To ensure that such arrangements comply with Rule 10b5-1, Humacyte requires that any covered person who wishes to establish a Rule 10b5-1 plan:
•enter into the required contract, provide the required instructions, or adopt the required plan, during a Window Period and otherwise while not in possession of material nonpublic information;
•obtain prior approval from the CFO for such Rule 10b5-1 plan, as well as any amendment of such plan;
•report promptly to the CFO all transactions made pursuant to the Rule 10b5-1 plan, as well as any termination of the plan; and
•adopt a plan with a duration of at least 6 months.
D.Options Exercises
Directors, officers and employees who have stock options or other rights granted by Humacyte to purchase securities from the Company may exercise the options or purchase rights at any time permitted under the terms of the applicable option or other agreement so long as the exercise does not involve a broker-assisted cashless exercise. This rule applies only to options

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or purchase rights granted by the Company. Rules pertaining to options or purchase rights granted by third parties are described in the sections above captioned “Derivatives Transactions,” “Short Sales” and “Margin Accounts.” Please be aware, however, that any subsequent sale of securities purchased by means of the exercise of stock options or other rights in accordance with this policy must be made during a Window Period, pursuant to a Rule 10b5- 1 plan, or otherwise approved by the CFO.

E.Estate Planning and Gifts
Directors, officers and employees may at any time make bona fide gifts of Humacyte securities (such as charitable donations or family gifts or estate planning transfers). Depending on the circumstances, recipients of gifts may be subject to restrictions on subsequent sales of securities. Any such gifts made by directors and officers subject to Section 16 of the Exchange Act must be reported on Form 4 within two business days of the date of the transaction.

Gifts that are part of a plan to circumvent the insider trading rules are not permitted.

F.Employee Stock Purchase Plans
Purchases of Humacyte stock under the Company’s employee stock purchase plan, if any, resulting from periodic or lump sum contributions of money thereto, pursuant to an election made at the time of plan enrollment, are not subject to this policy. Your initial election to participate in the plan, changes to that election for any enrollment period and sales of Humacyte stock purchased pursuant to the plan are subject to this policy and must comply therewith.

G.Tax Obligations
Transactions between covered persons and Humacyte that are undertaken to satisfy tax obligations, such as upon the vesting of restricted stock units and the net issuance of shares, which effectively involves disposing of vested shares to the Company, are exempt under this policy.

VII.PRE-CLEARANCE PROCEDURES
The following Company personnel may not trade or engage in any other transaction involving the Company’s securities (including a securities plan transaction such as an option exercise, a gift, a loan or pledge, a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the CFO:
•all directors, executive officers and members of HLT who trade outside of a Rule 10b5- 1 plan entered into in accordance with this policy;
•key financial or investor relations employees as designated by the CFO; and
•all such other individuals as designated by the CFO.

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This pre-clearance requirement applies regardless of whether (i) the individual subject to pre- clearance possesses material nonpublic information regarding the Company or its securities or
(ii) the trade occurs during a Window Period.
A request for pre-clearance must be submitted to the CFO, or the Chief Executive Officer in the case of requests for pre-clearance made by the CFO, at least two business days prior to consummation of an intended transaction. Notice may be given orally or in writing and should include in the request (i) the transaction type, (ii) the number and type of securities he or she intends to trade, (iii) the intended transaction date, (iv) a confirmation that he or she has reviewed this policy and (v) a confirmation that he or she is not aware of any material nonpublic information about the Company or its securities. Approval or denial of the pre- clearance request will be provided to the insider in writing.

If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected by the close of business on the second business day following receipt of pre-clearance unless (i) the insider becomes aware of material nonpublic information or (ii) the insider is advised by the Company that the pre-clearance has been revoked prior to that time. In the case of either (i) or (ii), the trade must not be completed. For example, if the pre-clearance were issued on a Friday, it would generally be effective through the close of business on the next Tuesday. If the transaction order is not placed within this time period, clearance of the transaction must be re-requested. Notice of a pre-cleared transaction must be provided by the applicable insider to the CFO on the same date of execution. Please note that the date of execution is the trade date and not the settlement date.

VIII.SECTION 16 POLICY
Covered persons who are Company directors and officers subject to Section 16 of the Exchange Act must follow the additional policies and procedures set forth in Annex A to this policy.

IX.INQUIRIES
Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from the CFO, who can be reached by e-mail at [****]@humacyte.com.

Amended on March 16, 2023.

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ANNEX A

ADDITIONAL POLICIES AND PROCEDURES ON TRADING HUMACYTE SECURITIES BY COMPANY DIRECTORS AND OFFICERS

I.INTRODUCTION
Humacyte, Inc. (“Humacyte” or the “Company”) has adopted the following policies and procedures with respect to trading in Humacyte securities by the Company’s directors and officers. These policies and procedures supplement the Humacyte Insider Trading Policy and are designed to help directors and officers comply with the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
All persons subject to this policy are responsible for reading these policies and procedures and complying with them. You should direct any questions about the application of these policies and procedures or requests for exceptions, to the Chief Financial Officer (“CFO”). Although the CFO generally is responsible for the implementation of these policies and procedures, the CFO may designate employees to carry out any of the duties described below.

II.PERSONS AFFECTED
This policy applies to Humacyte’s directors and officers. Humacyte’s board of directors has designated “officers” for purposes of Section 16, each of whom will be subject to the reporting requirements and “short-swing” profit provisions of Section 16 discussed below. If you are a director of Humacyte or have been designated as an “officer” of Humacyte for the purposes of Section 16, you should read this Annex carefully.

III.REPORTING AND OTHER TRADING RESTRICTIONS UNDER FEDERAL SECURITIES LAWS
A.Section 16(a) Reporting Requirements
Section 16(a) of the Exchange Act requires that Humacyte’s insiders file electronic beneficial ownership reports in connection with their purchases and sales of the Company’s securities. Securities and Exchange Commission (“SEC”) rules require that all filings be made with the SEC electronically and on Humacyte’s website. Further, Humacyte is required to disclose in its annual proxy statement the names of all insiders who have failed to timely file all required Section 16(a) reports.

1.Form 3
An insider must file a Form 3 (entitled “Initial Statement of Beneficial Ownership of Securities”) with the SEC to report that he or she is an insider and his or her ownership interests in Humacyte. Anyone becoming an insider in the future must file a Form 3 within ten days of becoming an insider.

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2.Forms 4 and 5
An insider must file a Form 4 (entitled “Statement of Changes in Beneficial Ownership”) with the SEC to report a transaction within two business days after the date of such transaction if it results in a change in his or her beneficial ownership of Humacyte’s equity securities. There are three general exceptions to the two-business-day reporting requirement.

First, the following types of transactions may be reported on a Form 4 within two business days following the date the insider receives notice of the transaction (but in no event later than five business days following the transaction), rather than two business days following the date on which the transaction occurs:

•a transaction pursuant to a Rule 10b5-1 plan under which the insider does not select the date on which the purchases or sales take place; and
•a “discretionary transaction” (as defined in Rule 16b-3) pursuant to an employee benefit plan for which the insider does not select the date on which transactions take place (such as transfers in or out of, or cash withdrawals from, a company stock fund in a 401(k) plan or other employee benefit plan).
Second, certain transactions may, and in a few instances must, be reported on a year- end Form 5 (entitled “Annual Statement of Changes in Beneficial Ownership of Securities”). A Form 5 must be filed with the SEC within 45 days after the end of such fiscal year by each person who was an insider for any part of a company’s fiscal year (unless he or she has no transactions to report on the Form 5). There are certain limited types of stock transactions that the SEC has designated as eligible for Form 5 filing (rather than a Form 4 filing). Insiders also must report on a Form 5 all transactions that occurred during the fiscal year that should have been, but were not, reported earlier on Form 4.
Third, the following types of transactions do not trigger any Form 4 or Form 5 filing requirement:
•an acquisition under an employee stock purchase plan;
•a transaction (other than a “discretionary transaction”) under certain employee benefit plans, such as pension plans, 401(k) plans, or related excess benefit plans;
•an acquisition through a stock split, stock dividend or other pro rata distribution to stockholders of the Company;

•an acquisition under certain dividend or interest reinvestment plans; and
•an acquisition or disposition as a result of a domestic relations orders (such as a divorce decree).

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Although these transactions do not require the filing of a Form 4 or Form 5, the next Form 4 or Form 5 filed after the occurrence of one of these transactions should reflect the effects of these transactions in the column reporting post-transaction security ownership.
3.Preparation of Forms 3, 4 and 5
Although the responsibility for the timely filing of reports and compliance with trading restrictions rests with each individual required to report or comply, the CFO will prepare and file Forms 3, 4, and 5 on behalf of insiders who are Company directors and officers. All Forms 3, 4, and 5 prepared on behalf of an insider will be based on information provided by the insider. Accordingly, all insiders must fill out and deliver to the CFO a Form ID (a form to obtain access codes to file on the SEC’s electronic filing system).

B.Section 16(b) Short-Swing Profit Liability
Section 16(b) of the Exchange Act allows the Company to recover any profit realized by one of its insiders resulting from any combination of purchases and sales of Humacyte’s equity securities within a period of less than six months. Such liability arises without regard to whether any such transactions occur during the Window Period referred to above. Profits are determined for this purpose by matching the highest sales price during the period with the lowest purchase price and are to be recovered even though the insider realized no actual profit for the period or he or she sustained a net loss. Although the purpose of the statute is to prevent trading on the basis of material nonpublic information, the recovery provision operates without regard to the intent of the insider or the actual possession of material nonpublic information and may not be waived by the Company.
The restrictions on “short-swing” trading apply not only to trading in Humacyte’s securities but also to any “derivative security.” Thus, for example, a grant or exercise of options (other than grants or exercises made under a plan that is exempt from Section 16) would be considered to be a “purchase” or sales of Humacyte securities under Section 16. Other transactions not necessarily thought to involve purchases, such as corporate mergers, also may be covered. The SEC has exempted certain transactions, such as purchases under employee benefit plans that have been approved by stockholders or the board of directors, from the “short-swing” profit recovery provisions of Section 16 (but not the reporting provisions).
Directors and officers remain subject to these Section 16 requirements and restrictions for a period of up to six months after terminating their positions with Humacyte.

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